Exhibit 10.3.1

EXECUTION VERSION

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
among
BARCLAYS BANK PLC, as Purchaser and Agent,
REVERSE MORTGAGE SOLUTIONS, INC., as a Seller
and
RMS REO BRC, LLC, as a Seller

Dated May 22, 2017

10414689\V-14

TABLE OF CONTENTS

1.	APPLICABILITY.............................................................................................................1

2.	DEFINITIONS AND INTERPRETATION.....................................................................2

3.	THE TRANSACTIONS.................................................................................................18

4.	CONFIRMATION.........................................................................................................22

5.	[RESERVED]................................................................................................................22

6.	PAYMENT AND TRANSFER.....................................................................................22

7.	MARGIN MAINTENANCE.........................................................................................22

8.	TAXES; TAX TREATMENT........................................................................................23

9.	SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN
FACT..................................................................................................................25

10.	CONDITIONS PRECEDENT........................................................................................26

11.	RELEASE OF PURCHASED ASSETS.........................................................................31

12.	RELIANCE.....................................................................................................................31

13.	REPRESENTATIONS AND WARRANTIES...............................................................31

14.	COVENANTS OF SELLER...........................................................................................34

15.	REPURCHASE OF MORTGAGE LOANS...................................................................41

16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION.............42

17.	EVENTS OF DEFAULT.................................................................................................45

18.	REMEDIES.....................................................................................................................47

19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE........................................49

20.	USE OF EMPLOYEE PLAN ASSETS...........................................................................50

21.	INDEMNITY...................................................................................................................50

22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS.......................................51

23.	REIMBURSEMENT; SET-OFF.....................................................................................51

24.	FURTHER ASSURANCES............................................................................................52

25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION..........................................52

26.	TERMINATION.............................................................................................................52

27.	REHYPOTHECATION; ASSIGNMENT......................................................................52

28.	AMENDMENTS, ETC...................................................................................................53

29.	SEVERABILITY............................................................................................................54

30.	BINDING EFFECT; GOVERNING LAW....................................................................54

31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE;
SERVICE OF PROCESS...................................................................................54

32.	SINGLE AGREEMENT.................................................................................................54

33.	INTENT..........................................................................................................................55

34.	NOTICES AND OTHER COMMUNICATIONS..........................................................55

35.	CONFIDENTIALITY.....................................................................................................57

36.	DUE DILIGENCE...........................................................................................................58

37.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM.............................................59

38.	JOINT AND SEVERAL LIABILITY OF SELLERS.....................................................60

39.	EXECUTION IN COUNTERPARTS.............................................................................60

40.	CONTRACTUAL RECOGNITION OF BAIL-IN.........................................................60

41.	COVENANT OF GUARANTOR...................................................................................61

42.	NO WAIVER..................................................................................................................61

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SCHEDULES AND EXHIBITS

EXHIBIT A	MONTHLY CERTIFICATION

EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS

EXHIBIT C	FORM OF TRANSACTION NOTICE

EXHIBIT D	FORM OF GOODBYE LETTER

EXHIBIT E	FORM OF WAREHOUSE LENDER’S RELEASE

EXHIBIT F	[RESERVED]

EXHIBIT G	[RESERVED]
EXHIBIT H    FORM OF SELLER MORTGAGE LOAN SCHEDULE

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AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
Dated May 22, 2017
AMONG:
BARCLAYS BANK PLC, in its capacity as purchaser (together with its permitted successors and assigns in such capacity hereunder, “Barclays” or “Purchaser”) and in its capacity as agent pursuant hereto (together with its permitted successors and assigns in such capacity hereunder, “Agent”),
REVERSE MORTGAGE SOLUTIONS, INC. (together with its permitted successors and assigns in such capacity hereunder, “RMS”)
and
RMS REO BRC, LLC (together with its permitted successors and assigns in such capacity hereunder, “REO Subsidiary”; RMS and REO Subsidiary, individually or collectively, as the context may require, the “Seller”).
1.    APPLICABILITY
Agent, Sutton Funding LLC (“Sutton”) and Seller entered into that certain Master Repurchase Agreement, dated as of September 29, 2015, but effective as of October 15, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), which prescribes the manner of sale of Eligible Mortgage Loans and the method and manner by which Seller will repurchase such Purchased Assets, and contemporaneously entered into the Program Documents (as such term is defined in such Original Agreement).
Agent, Sutton and Seller desire to amend and restate the Original Agreement in its entirety to (i) remove Sutton as a purchaser, (ii) add Barclays as a purchaser, (iii) make certain other changes and (iv) contemporaneously enter into or reaffirm the Program Documents (as such term is defined in this Agreement), as applicable. To effectuate the desired changes and in consideration of the premises and the other mutual covenants contained herein, (a) Sutton hereby automatically releases its lien on all assets upon which a lien was granted pursuant to the Original Agreement and (b) Sutton hereby authorizes the filing of any amendments as it shall reasonably determine are necessary or appropriate to evidence such lien release.
Purchaser may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which (x) with respect to the initial Transaction pursuant to this Agreement, RMS sells to Purchaser the REO Asset and (y) with respect to any Transaction, a Seller sells to Purchaser Eligible Assets, on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller the related Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by such Seller; provided that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the Maximum Aggregate Purchase Price. Each such transaction involving (x) the transfer of Eligible Mortgage Loans to Purchaser or (y) the transfer of REO Property (including REO Property resulting from a conversion of REO Property from a Mortgage Loan pursuant to Section 3(j) of this Agreement) to REO Subsidiary resulting in an increase in the value of the REO Asset, shall each be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount. Seller acknowledges that during the term of this Agreement, Agent may undertake to join either one or both of Sheffield Receivables Corporation and Barclays Bank Delaware as additional purchasers under this Agreement, and Seller hereby consents to the joinder of such additional purchasers.
On the initial Purchase Date under the Original Agreement, Purchaser purchased certain Eligible Mortgage Loans from Seller in connection with the Transaction on such date. After the initial Purchase Date, as part of separate Transactions, Seller previously requested and may request and, as set forth in the previous paragraph and subject to the terms and conditions of this Agreement, Purchaser may or shall fund an increase in the Aggregate MRA Purchase Price for (i) additional Eligible Mortgage Loans and (ii) the REO Asset based upon the conveyance by RMS of additional REO Properties to REO Subsidiary or the acquisition of additional REO Properties by the REO Subsidiary.

2.	DEFINITIONS AND INTERPRETATION
(a)    Defined Terms.
“Accepted Servicing Practices” means with respect to any Mortgage Loan or REO Property, as the context requires, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans or real estate owned properties of the same type as the Mortgage Loans or REO Properties in the jurisdiction where the related Mortgaged Property or REO Property is located, and which are in accordance with the requirements of the Agency Program, applicable law and FHA guidelines and regulations, if applicable, so that the FHA insurance is not voided or reduced.
“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the immediately prior calendar month; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date.
“Act of Insolvency” means, with respect to any Person,
(i)    the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent to or seek the appointment of or the taking of possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;
(ii)    a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within thirty (30) days of filing;
(iii)        that such Person or any Affiliate shall become insolvent;
(iv)    that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;
(v)    any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the management of such Person;
(vi)    the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or
(vii)    if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.
“Additional Eligible Loan Criteria” has the meaning assigned thereto in the Pricing Side Letter.
“Additional Purchased Mortgage Loans” has the meaning assigned thereto in Section 7(b) hereof.
“Affiliate” means, with respect to (i) any specified Person (other than the Seller or the Guarantor), any other Person controlling or controlled by or under common control with such specified Person, (ii) the Seller, its respective Subsidiaries and the Guarantor, and (iii) the Guarantor, the Seller. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.”
“Aged Mortgage Loan” means a Mortgage Loan for which the time between the date on which RMS purchased such Mortgage Loan from the Ginnie Mae pool and the date of determination is more than 180 days, if such Mortgage Loan either (a) does not have a due and payable date from HUD, (b) foreclosure proceedings have not been initiated or (c) is not on a repayment plan.
“Aged REO Property” means an REO Property for which the time between (a) the date on which the earlier of RMS or the REO Subsidiary obtains marketable title and (b) the date of determination is more than six (6) months. Notwithstanding the foregoing, any REO Property shall be Aged REO Property on the date on which related HUD claims proceeds are paid.
“Agency” means Ginnie Mae.
“Agency Guide” means the Ginnie Mae Guide.
“Agency Program” means the Ginnie Mae Program.
“Agent” has the meaning set forth in the preamble hereof.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Purchased Assets then subject to Transactions under this Agreement.
“Agreement” means this Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.
“Applicable Margin” has the meaning assigned thereto in the Pricing Side Letter.
“Approvals” means with respect to RMS and Servicer the approvals obtained from the Agency or HUD in designation of RMS and/or Servicer as a Ginnie Mae-approved issuer or an FHA-approved mortgagee, as applicable, in good standing.
“Asset Acquisition” means (1) an investment by RMS or any Subsidiary of RMS in any other Person pursuant to which such Person shall become a Subsidiary of RMS, or shall be merged with or into RMS or a Subsidiary of RMS, or (2) the acquisition by RMS or any Subsidiary of RMS of the assets of any Person other than in the ordinary course of business.
“Assignment and Acceptance” has the meaning assigned thereto in Section 27(b) hereof.
“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Purchaser.
“Backup Servicer Agreement” means any backup servicing agreement among Purchaser, RMS and a backup servicer appointed pursuant to Section 16(d), as the same may be amended, modified or supplemented from time to time.
“Bail-In Action” means the exercise by the Bank of England (or any successor resolution authority) of any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period and together with any power to terminate and value transactions) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the European Banking Recovery and Resolution Directive as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which Purchaser’s obligations (or those of Purchaser’s affiliates) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of ours or any other person.
“Bank” means (i) Wells Fargo Bank N.A, and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to RMS and Purchaser.
“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.
“Breakage Costs” has the meaning assigned thereto in Section 3(h) hereof.
“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian’s offices are closed.
“Capitalized Mortgage Servicing Rights” means the value of RMS’s and its consolidated Subsidiaries’ (as set forth on its balance sheet) owned mortgage servicing rights, which represent RMS’s estimation of the present value of the fee income earned from continued servicing of the related mortgage loans.
“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) mortgage-backed securities issued or guaranteed by any agency of the United States Government with an implied rating of AAA or with an express rating of AAA by either Standard & Poor’s Ratings Services (“S&P”) or by Moody’s Investors Service, Inc. (“Moody’s”); (c) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or of any state thereof having combined capital and surplus of not less than $500,000,000; (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.
“Change in Control” means (a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, beneficially or of record, more than 50% of the voting stock of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets or Property (excluding any such action taken in connection with any securitization or financing transaction or routine sales of Servicing Rights, Mortgage Loans or REO Properties, in whole or in part, or any other transaction permitted under the Program Documents) or all or substantially all of Guarantor’s other assets, as applicable, or (c) the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller or Guarantor, or an Affiliate or a Subsidiary of the Seller or Guarantor, as applicable, immediately prior to such merger, consolidation or other reorganization.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchaser (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collection Account” means the following account established by RMS in accordance with Section 16(e) for the benefit of Purchaser, Account Number: 9854825156, ABA: #121000248.
“Collection Account Control Agreement” means that certain Deposit Account Control Agreement, dated September 29, 2015, but effective as of October 15, 2015, by and among Sutton, RMS and Bank, as amended by that certain Joinder and Amendment No. 1 to Deposit Account Control Agreement and as the same may be further amended, restated, modified or supplemented from time to time.
“Committed Amount” has the meaning assigned thereto in the Pricing Side Letter.
“Confirmation” has the meaning assigned thereto in Section 4 hereof.
“Contract” means an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.
“Converted REO Property” means an REO Property that results from the foreclosure of any Mortgage Loan that was a Purchased Asset, or transfer of the related Mortgaged Property in lieu of foreclosure or other transfer of such real property, and (i) which is titled in the name of the REO Subsidiary and (ii) with respect to which such REO Property has satisfied the conditions of Section 3(j)(iv).
“Custodial Agreement” means that certain Custodial Agreement, dated September, 29, 2015 (but effective as of the Effective Date), among RMS, Sutton, REO Subsidiary, Agent and Custodian, entered into in connection with this Agreement, as the same may be amended, restated, modified or supplemented from time to time.
“Custodian” means Deutsche Bank National Trust Company, and its successors and permitted assigns.
“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.
“Default Rate” has the meaning assigned thereto in the Pricing Side Letter.
“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.
“Economic and Trade Sanctions and Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.
“Effective Date” means October 15, 2015.
“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
“Eligible Asset” means any Eligible Mortgage Loan or the REO Asset.
“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, (ii) was, at origination and while in a Ginnie Mae Security, in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, (iii) contains all required documents in the Mortgage File without exceptions unless otherwise waived by the Purchaser or permitted below, (iv) meets each of the applicable Additional Eligible Loan Criteria and (v) is identified on the Seller Mortgage Loan Schedule.
“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.
“Event of Default” has the meaning assigned thereto in Section 17 hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.
“Foreign Purchaser” has the meaning assigned thereto in Section 8(d).
“Foreclosure Date” has the meaning assigned thereto in Section 3(j)(iv).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Ginnie Mae” means the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.
“Ginnie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program described in the applicable Ginnie Mae Guide.
“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

“Ginnie Mae Security” means a fully-modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans.
“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller or any of its Subsidiaries or any of their Property.
“Guarantor” means Walter Investment Management Corp.
“Guaranty” means the Amended and Restated Guaranty of Guarantor in favor of Purchaser, dated as of May 22, 2017, as the same may be amended, supplemented or otherwise modified from time to time.
“HECM Buyout Loan” means an Eligible Mortgage Loan that (a) is insured by FHA and for which no insurance claim payments have been made by FHA, (b) is a Ginnie Mae Mortgage Loan, (c) has been purchased out of a Ginnie Mae Security, (d) is a home equity conversion Mortgage Loan secured by a first lien, and (e) includes all payments made to or on behalf of the related borrower(s) under the related Mortgage Note.
“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by RMS with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.
“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.
“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9‑102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance).
“Indebtedness” means, with respect to any Person as of any date of determination: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person.
“Indemnified Party” has the meaning assigned thereto in Section 21(a).
“Initial Fee” has the meaning assigned thereto in the Pricing Side Letter.
“Initial REO Properties” has the meaning assigned thereto in Section 3(j)(ii).
“Initial REO Transfer Date” has the meaning assigned thereto in Section 3(j)(ii).
“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.
“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.
“LLC Agreement” means the limited liability company agreement of the REO Subsidiary entered into by RMS as sole member, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.
“Margin Call” has the meaning assigned thereto in Section 7(b) hereof.
“Margin Deficit” has the meaning assigned thereto in Section 7(b) hereof.
“Market Value” means, with respect to any Purchased Asset and as of any date of determination, (i) the value ascribed to a Purchased Asset (which in the case of the REO Asset, is based on the value ascribed to the REO Properties) by Agent in its sole discretion, exercising good faith and using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily, and (ii) zero, with respect to (x) any Mortgage Loan that is a Purchased Asset but is not an Eligible Mortgage Loan or (y) any REO Property for which Seller has failed to fulfill the requirements of Section 3(j)(ii)(B) (with respect to the Initial REO Properties) or 3(j)(iii)(B) (with respect to all other REO Properties), as applicable.
“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or Property of such Person, including the insolvency of such Person.
“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller, Servicer, Guarantor or any of their respective Affiliates; (b) a material impairment of the ability of Seller, Servicer, Guarantor or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller, Servicer, Guarantor or any of their respective Affiliates that is a party to any Program

Document; (d) a material adverse effect on the Market Value of the Purchased Assets; or (e) a material adverse effect on the Approvals of RMS.
“Maturity Date” means May 21, 2018.
“Maximum Aggregate Purchase Price” means an amount equal to the sum of the Committed Amount and the Uncommitted Amount.
“Maximum Time on Facility” means for each Eligible Mortgage Loan or REO Property, the 364 day period of time, commencing with the related date an Eligible Asset became subject to a Transaction hereunder.
“Membership Certificate” means a physical certificate evidencing a 100% beneficial ownership interest in the REO Subsidiary, which shall be registered in the name of Barclays until such certificate is repurchased from Barclays by RMS.
“Monthly Payment Date” means the fifth (5th) Business Day of each calendar month beginning with November 6, 2015.
“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.
“Mortgage File” has the meaning assigned thereto in the Custodial Agreement.
“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.
“Mortgage Loan” means a HECM Buyout Loan.
“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.
“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.
“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Nominee” shall mean RMS or any other Person that executes a nominee agreement, whereby REO Subsidiary agrees that the nominee will hold legal title to Eligible Mortgage Loans owned by REO Subsidiary and such nominee agrees that REO Subsidiary will remain the beneficial owner of such Mortgage Loans, in form and substance acceptable to the Purchaser, so long as such nominee is approved in writing by the Purchaser in its sole discretion.
“Non-Utilization Fee” has the meaning assigned thereto in the Pricing Side Letter.
“Nonrecourse Debt” means an obligation for borrowed money secured by a lien on any property owned by a Person, with respect to which obligation the Person has not assumed or become liable for the payment thereof.

“Notice Date” has the meaning assigned thereto in Section 3(c) hereof.
“Obligations” means (a) all amounts due and payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post‑petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchaser arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser and/or Agent of their rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser and Agent pursuant to the Program Documents.
“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
“OFAC Lists” has the meaning ascribed to it in Section 37(b).
"Original Agreement" has the meaning ascribed to it in Section 1.
“Originator” means RMS or any other third party originator as mutually agreed upon by Agent and Seller.
“Other Taxes” has the meaning assigned thereto in Section 8(b).
“Parent Company” means a corporation or other entity owning at least 50% of the outstanding shares of voting stock of RMS.
“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.
“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(e) herein for the actual number of days elapsed during the applicable Accrual Period on a 360‑day basis.
“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.
“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Amended and Restated Pricing Side Letter, dated as of May 22, 2017, among each Seller, Purchaser and Agent, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.
“Principal Balance” means (i) with respect to Eligible Mortgage Loans, the unpaid principal balance of such Mortgage Loan and (ii) with respect to the REO Asset, the value ascribed to the related REO Properties (including the value of any related HUD claim) by Agent in its sole discretion, exercising good faith and using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily.
“Program Documents” means this Agreement, the Pricing Side Letter, the Guaranty, the Custodial Agreement, the Collection Account Control Agreement, any assignment of Hedge Instrument, the Verification Agent Letter, any Backup Servicer Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and the Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to Purchaser or Purchaser’s designee (or, in the case of REO Properties transferred to the REO Subsidiary, resulting in an increase of value to the REO Asset) hereunder.
“Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by a Seller to Purchaser or Purchaser’s designee (or, in the case of REO Properties, transferred to the REO Subsidiary, resulting in an increase of value to the REO Asset) on a Purchase Date (which includes a mutually negotiated premium allocable to the portion of the related Purchased Assets that constitutes the related Servicing Rights), which shall (unless otherwise agreed to by the Seller and the Purchaser) be equal to (A) in the case of Eligible Mortgage Loans, the lesser of (i) 100% of the Principal Balance of such Purchased Assets as of any date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination or (B) in the case of the REO Asset, the product of the applicable Purchase Price Percentage multiplied by the sum of (x) the Market Value of the REO Asset and (y) the aggregate of HUD claims proceeds for all REO Properties.
“Purchase Price Percentage” has the meaning assigned thereto in the Pricing Side Letter.
“Purchased Assets” means each Eligible Mortgage Loan subject to a Transaction and the REO Asset.
“Purchased Items” means the right, title and interest of the Seller in, under and to the following, whether now existing or hereafter acquired: (i) the Mortgage Loans subject to a Transaction, (ii) the Servicing Rights related to the Mortgage Loans subject to a Transaction, (iii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans subject to a Transaction, (iv) such other Property, rights, titles or interest as are specified on the related Seller Mortgage Loan Schedule that are related to the Mortgage Loans subject to a Transaction, (v) rights to payment under all mortgage guarantees and insurance relating to the individual Mortgage Loans subject to a Transaction (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans subject to a Transaction, (vi) all guarantees or other support for the Mortgage Loans subject to a Transaction, (vii) all rights to Income (including all sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance)) and the rights to enforce such payments arising from the Mortgage Loans subject to a Transaction and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto and all rights to proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code, (viii) the REO Asset (with respect to RMS as a Seller only) and the REO Property File with respect to any REO Property held by the REO Subsidiary, (ix) with respect to RMS as a Seller only, the Collection Account and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all other products and proceeds relating to or constituting any or all of the foregoing, (xii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, (xiv) any rights retained by RMS in any Mortgage Loans that it transfers to the REO Subsidiary and (xv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.
“Purchaser” has the meaning set forth in the preamble hereof.
“Purchaser’s Wire Instructions” has the meaning set forth in the Pricing Side Letter.
“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, (i) with respect to the REO Asset, the Membership Certificate, the related REO Property File, and any other instruments necessary to document such REO Asset, and (ii) with respect to the other Purchased Assets, the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Files, and any other instruments necessary to document or service such Purchased Asset, including, without limitation, the complete payment and modification history of such Purchased Asset.
“REO Asset” means the Membership Certificate, so long as the related limited liability company agreement provides that such Membership Certificate is a “Certificated Security” as defined in Article 8 of the Uniform Commercial Code.
“REO Deed” means, with respect to each REO Property, the instrument or document required by the law of the jurisdiction in which the REO Property is located to convey fee title.
“REO Property” means a residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith, in each case which is acquired by or transferred to the REO Subsidiary or held by RMS.
“REO Property File” means (i) the original REO Deed with evidence of recording of any deed evidencing the ownership of the related REO Property by the REO Subsidiary and (ii) the original or a copy of title insurance policy for the REO Property, an ALTA lender’s title insurance policy or a title commitment.
“REO Subsidiary” means RMS REO BRC, LLC, the special purpose Subsidiary of RMS formed to hold Eligible Mortgage Loans and REO Property related to foreclosures of HECM Buyout Loans.
“REO Subsidiary Schedule of Assets” means an electronic schedule of assets, identifying the REO Properties currently owned by the REO Subsidiary, whereupon delivery of such schedule, Seller designates which items have been added to or removed from such schedule as compared to the version of such schedule most recently provided by Seller.
“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii)  if Seller provides both written notice to the Purchaser requesting a repurchase of such Transaction and the Repurchase Price, at or prior to 12:00 noon (New York City time) on any date, such date, (iii) if Seller provides written notice to the Purchaser requesting a repurchase of such Transaction after 12:00 noon (New York City time) on any date, the next Business Day following delivery of such notice, and (iv) upon receipt of proceeds from an appraisal-based claim from HUD.
“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Purchaser or Purchaser’s designee to related Seller, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to Purchaser, and in the case of the REO Asset, such unpaid portion of the Purchase Price attributable to the REO Property subject to removal from the REO Subsidiary, (ii) the Price Differential accrued and unpaid thereon except as set forth in Section 3(e) and (iii) Breakage Costs, if any, and (iv) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing and invoiced under the Program Documents from related Seller to Purchaser.
“Request for Release of Documents” means the Request for Release of Documents set forth as Annex 5 of the Custodial Agreement.
“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reverse Mortgage Segment” is the reverse mortgage segment of the Guarantor related to Seller, as described in the Guarantor’s most recently filed Form 10-Q or Form 10-K.
“Reverse Segment Adjusted EBITDA” is, for the Reverse Mortgage Segment, income (loss) before income taxes, amortization of servicing rights and other fair value adjustments, interest expense on corporate debt, depreciation and amortization, goodwill impairment, if any, estimated settlements and costs for certain legal and regulatory matters, share-based compensation expense, fair value to cash adjustments for reverse loans, and select other cash and non-cash adjustments primarily certain non-recurring costs, the net provision for the repurchase of loans sold, non-cash interest income, severance, gain or loss on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the non-residual trusts, the provision for loan losses, residual trust cash flows, transaction and integration costs and servicing fee economics. Reverse Segment Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities, and excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Reverse Segment Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.
“SEC” has the meaning ascribed thereto in Section 35.
“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.
“Securitization Entity” means (i) any Person other than Seller (whether or not a Subsidiary of Seller) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of Seller and (iii) any special purpose Subsidiary of Seller formed exclusively for the purpose of satisfying the requirements of any credit enhancement or support agreements and regardless of whether such Subsidiary is an issuer of securities.
“Seller” has the meaning set forth in the preamble hereof.
“Seller Mortgage Loan Schedule” means the list of Eligible Mortgage Loans proposed to be purchased by Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by or on behalf of Seller to Agent, the Purchaser and Custodian and attached by the Custodian to the related Trust Receipt.
“Seller’s Wire Instructions” has the meaning assigned thereto in the Pricing Side Letter.
“Separateness Covenants” means the covenants listed in Section 2.06 of the LLC Agreement.
“Servicer” means Reverse Mortgage Solutions, Inc., or any other servicer approved by Agent in its sole discretion, which may be RMS.
“Servicer Termination Event” means:
(a)    Servicer fails to service the Mortgage Loans in accordance with Accepted Servicing Practices and Servicer fails to correct such failure after receiving written notice of such failure;
(b)    Servicer fails to remit when due Income payments required to be made under the terms of this Agreement or such Mortgage Loan; or
(c)    Servicer fails to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially modified.
“Servicing File” means with respect to each Mortgage Loan or REO Property, the file retained by Seller or REO Subsidiary or its respective designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and REO Properties and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.
“Servicing Rights” means contractual, possessory or other rights of RMS or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.
“Servicing Term” has the meaning assigned thereto in Section 16(b).
“Stable Balance Fee” has the meaning assigned thereto in the Pricing Side Letter.
“Strict Compliance” means compliance of RMS and the Mortgage Loans with the requirements of the Agency Guide or the FHA regulations and guidelines, as applicable.
“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Tangible Net Worth” means for any Person as of any date of determination, (i) the net worth of Seller on a consolidated basis determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including goodwill but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates (other than with respect to the Seller and Subsidiaries of the Seller).
“Taxes” has the meaning assigned thereto in Section 8(a).
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the day on which the Seller or the Guarantor merges with or consolidates into another entity or any other corporate reorganization and thereafter (a) the surviving entity fails to assume all the obligations of Seller under this Agreement or the Guarantor under the Guaranty, as applicable, or (b) the creditworthiness of the surviving entity is materially weaker, in the Agent’s sole and good faith discretion, than that of Seller or the Guarantor, as applicable, immediately prior to such merger or consolidation, (iii) the day on which, due to a Change in Law, it becomes unlawful for a party to this Agreement to perform its obligations to make payment or deliver or to receive payment or delivery with respect to the Transactions or to otherwise comply with the material terms of this Agreement; (iv) failure of Seller to operate or conduct its respective business operations or any material portion thereof in the ordinary course, or any other material adverse change in Seller’s business operations or financial condition, which, in Agent’s sole discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other related document; (v) upon five (5) Business Days’ prior written notice from Seller to the Purchaser following the occurrence of a Change in Law that increases one or more of the Purchaser’s costs (as further described in Section 3(g) hereof); (vi) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period; and (vii) at the option of Purchaser, the effective date of any event described in Section 14(p) or Section 14(r).
“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and the Purchaser, which is deemed to be delivered to Purchaser in accordance with Section 3(c) herein.
“Trust Receipt” has the meaning assigned thereto in the Custodial Agreement.
“Uncommitted Amount” has the meaning assigned thereto in the Pricing Side Letter.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Verification Agent” means an entity appointed by the Agent to perform specific services with respect to the Eligible Mortgage Loans, or its successors and assigns.
“Verification Agent Letter” means the agreement pursuant to which the Verification Agent performs services with respect to the Eligible Mortgage Loans.
“Warehouse Lender” means any lender providing financing to RMS for the purpose of warehousing, originating or purchasing a Mortgage Loan (including but not limited to purchasers under repurchase agreements), which lender has a security interest in such Mortgage Loan to be purchased by Purchaser.
“Warehouse Lender’s Release” means a letter, in the form of Exhibit E, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.
(b)    Interpretation.
Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Agent or has been timely cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.
Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser, the Purchaser or an authorized officer of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser and/or Agent under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser and/or Agent requests otherwise.
This Agreement is the result of negotiations among, and has been reviewed by counsel to, the Purchaser, Agent and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, the Purchaser and Agent may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in their absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by the Purchaser or Agent shall not be construed to require the Purchaser to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS
(a)    It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is (i) a committed facility with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, and neither Purchaser shall have any obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Eligible Assets hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount.
(b)    Subject to the terms and conditions of the Program Documents, the Purchaser may enter into Transactions; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the Maximum Aggregate Purchase Price.
(c)    Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Mortgage Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loan	Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser, Agent and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction		Custodian
The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”. By submitting a Seller Mortgage Loan Schedule, Seller hereby agrees that it shall be deemed to have made all of the representations and warranties set forth in the form of Transaction Notice attached as Exhibit C hereto.
(d)    Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Purchaser shall, in the case of a Transaction with respect to the Committed Amount, and may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans included in the related Seller Mortgage Loan Schedule by transferring the Purchase Price (net of any unpaid Initial Fee, Transaction Fees or any other unpaid fees and expense then due and payable by Seller to the Purchaser pursuant to this Agreement) in accordance with Seller’s Wire Instructions or as otherwise provided. Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Items that constitutes the related Servicing Rights.
(e)    On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide RMS (with a copy to REO Subsidiary) with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to the Purchaser from each Seller. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, each Seller shall pay to the Purchaser the Price Differential then due and payable by it for (x) all outstanding related Transactions and (y) Purchased Assets for which the Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f) during the prior calendar month.
(f)    With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to the Purchaser the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to the Purchaser, as set forth in Section 6.
(g)    If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on either Purchaser’s capital or on the capital of any Affiliate of either Purchaser under this Agreement as a consequence of such Change in Law or change in accounting rules (it being understood that

Purchaser will make such determination consistent with those made with respect to similar borrowers or sellers under similar credit or repurchase agreements), then from time to time Seller will compensate the Purchaser or Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by the Purchaser. Further, if due to the introduction of, any change in, or the compliance by either Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to the Purchaser or any Affiliate of Purchaser in engaging in the present or any future Transactions (it being understood that Purchaser will make the foregoing determinations consistent with those made with respect to similar borrowers or sellers under similar credit or repurchase agreements), then Seller shall, from time to time and upon demand by the Purchaser, compensate the Purchaser or Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. The Purchaser shall provide Seller with notice as to any such Change in Law, change in accounting rules or change in compliance promptly following Purchaser’s receipt of actual knowledge thereof.
(h)    Following the date on which RMS requests and receives term funding from Purchaser, Seller shall indemnify the Purchaser and hold the Purchaser harmless from any losses, costs and/or expenses that the Purchaser may sustain or incur as a result of terminating any Transaction on or before a Repurchase Date arising from the reemployment of funds obtained by the Purchaser hereunder or from actual out-of-pocket fees and expenses payable to terminate the deposits from which such funds were obtained (“Breakage Costs”). The Agent shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Purchaser to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. The provisions of this Section 3(h) shall survive termination of this Agreement.
(i)    If on any Business Day Agent determines (which determination shall be conclusive absent manifest error) (a) that adequate and reasonable means do not exist for ascertaining LIBOR; or (b) that LIBOR will not adequately and fairly reflect the cost to the Purchaser of entering into or maintaining outstanding Transactions; or (c) that it has become unlawful for it to honor its obligation to enter into or maintain outstanding Transactions hereunder using LIBOR, then Agent shall give notice thereof to Seller by telephone, facsimile, or other electronic means as promptly as practicable thereafter and, until Agent notifies Seller that the circumstances giving rise to such notice no longer exist, the Pricing Rate included in any Confirmation with respect to new Transactions and in any calculation of the Price Differential with respect to outstanding Transactions will be determined, subject to the timely approval of Seller after receipt of notice of such revised rate, at a rate per annum that the Purchaser determine in its reasonable discretion adequately reflects the cost to the Purchaser of making or maintaining such Transactions.
(j)    REO Property.
(i)    RMS has taken all actions necessary to fully establish the REO Subsidiary, including, but without limitation, filing a certificate of formation with the applicable state and executing the LLC Agreement.
(ii)    Seller (A) has transferred certain REO Properties unrelated to Mortgage Loans that are Purchased Assets (the “Initial REO Properties”) to the REO Subsidiary and shall promptly transfer the REO Asset along with written notice of the Transaction in the form of an REO Subsidiary Schedule of Assets to the Purchaser and Custodian and has transferred to the Custodian electronic copies of the applicable REO Deeds (such date, the “Initial REO Transfer Date”) and (B) (x) subject to any applicable redemption period, has delivered to the Purchaser evidence, as described in clause (iv) hereof, that Seller has caused the REO Deed to be sent for recording in the applicable office of the applicable jurisdiction and (y) has transferred to the Custodian the related REO Property File as the documents contained in therein come into existence.
(iii)    At any time subsequent to the initial Transaction that a Mortgage Loan that is a Purchased Asset is foreclosed upon, (A) the record title in such Mortgage Loan shall promptly be vested in and retained by the Nominee, and Seller shall transfer to the Custodian an electronic copy of the related REO Deed (such date, the “Foreclosure Date”) and (B) Seller shall (x) subject to any applicable redemption period, promptly deliver to Purchaser evidence, as described in clause (iv) hereof, that Seller has caused the REO Deed to be sent for recording in the applicable office of the applicable jurisdiction and (y) promptly transfer to the Custodian the related REO Property File as the documents contained in therein come into existence; but, with respect items related to insurance, no more than twenty (20) days, and with respect to items related to the REO Deed, no more than forty-five (45) days, in each case from the Foreclosure Date, unless otherwise agreed to by Purchaser or Agent; provided that if Seller fails to deliver such evidence provided in (x) and (y) of this clause (iii) within the applicable time periods, the related REO Property shall have a Market Value of zero.
(iv)    For purposes of this Agreement, a Mortgage Loan that is a Purchased Asset shall be deemed to have converted into an REO Property upon the earliest to occur of the following: (A) an REO Deed shall have been received in the name of the REO Subsidiary with respect to the Mortgaged Property related to such Mortgage Loan; (B) the REO Subsidiary shall have received a receipt or other written acknowledgment acceptable to Purchaser from the filing clerk evidencing the submission for filing of an REO Deed with respect to the Mortgaged Property related to such Mortgage Loan, (C) the REO Subsidiary shall have received a receipt issued by a Governmental Authority evidencing the REO Subsidiary’s right to receive the REO Deed for the Mortgaged Property related to such Mortgage Loan or (D) Purchaser shall have received such other evidence of the REO Subsidiary’s interest in such Converted REO Property acceptable to Purchaser in its reasonable discretion.
(v)    On any Foreclosure Date, a Transaction shall be deemed to occur with respect to the Converted REO Property, and the Repurchase Price with respect to such Mortgage Loan shall be reduced to zero and such Repurchase Price shall be accounted for in determining the Purchase Price of such Converted REO Property. A Transaction Notice shall not be required for any such deemed Transaction to occur; however, Seller shall provide prompt written notice in the form of an REO Subsidiary Schedule of Assets to Purchaser and Custodian upon such deemed conversion.
(vi)    Pursuant to that certain Flow Assignment Agreement, dated as of the date of the Original Agreement, between REO Subsidiary and RMS, RMS may from time to time assign certain Eligible Mortgage Loans subject to a Transaction to REO Subsidiary. Upon the assignment of any such Eligible Mortgage Loan to REO Subsidiary, RMS and REO

Subsidiary shall provide notice thereof to the Purchaser and deliver to the Purchaser an updated Seller Mortgage Loan Schedule showing updated ownership of Eligible Mortgage Loans subject to a Transaction. Thereafter, all obligations with respect to such Eligible Mortgage Loans (including without limitation those in Sections 3(e) and (f)) shall be obligations of REO Subsidiary. To the extent that an Eligible Mortgage Loan subject to a Transaction is transferred to REO Subsidiary, the value of the REO Asset shall be deemed not to increase by the Purchase Price of such Eligible Mortgage Loans; however any such Eligible Mortgage Loan will retain the Purchase Price assigned to it when it became subject to a Transaction.
(vii)    Notwithstanding any of the foregoing, if a Mortgagor shall resume payments on any Eligible Mortgage Loans held by the REO Subsidiary, the parties hereto agree that the REO Subsidiary shall immediately assign such Eligible Mortgage Loans to RMS and provide notice thereof to the Custodian and the Purchaser (in the case of the Purchaser, along with an updated Seller Mortgage Loan Schedule showing updated ownership of Eligible Mortgage Loans subject to a Transaction).

4.	CONFIRMATION
In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to the Purchaser and applicable Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation and the related Seller Mortgage Loan Schedule, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between the applicable Purchaser and the applicable Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	[RESERVED]

6.	PAYMENT AND TRANSFER
Unless otherwise agreed by Seller and the Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to the Purchaser all payments required to be made by it to the Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by the Purchaser. Any payments received by Purchaser after 4:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

7.	MARGIN MAINTENANCE
(a)    Agent shall determine the Market Value of the Purchased Assets on a daily basis as determined by Agent in its sole discretion on exercising good faith.
(b)    If, as of any date of determination, the lesser of (a) 100% of the Principal Balance of all Purchased Assets then subject to all Transactions and (b) the aggregate Market Value of all related Purchased Assets subject to all Transactions, taking into account the cash then on deposit in the Collection Account, multiplied by the applicable Purchase Price Percentage is less than the Repurchase Price (excluding accrued Price Differential) for all such Transactions (a “Margin Deficit”), then Agent may, by notice to RMS (as such notice is more particularly set forth below, a “Margin Call”), require RMS to transfer to the Purchaser or Purchaser’s designee cash or, at Purchaser’s option (and provided RMS has additional Eligible Mortgage Loans), additional Eligible

Mortgage Loans to Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit; provided that Purchaser shall not provide notice of a Margin Call to RMS until the Margin Deficit equals or exceeds $500,000. If the Agent delivers a Margin Call to RMS on or prior to 11:00 a.m. (New York City time) on any Business Day, then RMS shall transfer cash or Additional Purchased Mortgage Loans to the Purchaser or Purchaser’s designee no later than 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to RMS after 11:00 a.m. (New York City time) on any Business Day, RMS shall be required to transfer cash or Additional Purchased Mortgage Loans to the Purchaser or Purchaser’s designee no later than 12:00 noon (New York City time) on the next succeeding Business Day.
(c)    Any cash transferred to the Purchaser or Purchaser’s designee pursuant to Section 16(f)(ii)(B) herein shall reduce the Repurchase Price of the related Transactions.
(d)    The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of Purchaser to do so at a later date. Seller and the Purchaser agree that a failure or delay by Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
(e)    For the avoidance of doubt, it is hereby understood and agreed that RMS shall be responsible for satisfying any Margin Deficit existing as a result of any reduction of the Principal Balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8.	TAXES; TAX TREATMENT
(a)    All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding (A) taxes imposed on or measured by net income (however denominated), branch profits taxes or franchise taxes imposed by the United States or a state or a foreign jurisdiction under the laws of which Purchaser is organized, where Purchaser’s applicable lending office is located, or with respect to which Purchaser has a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing any Program Document), or any political subdivision thereof or (B) taxes imposed under FATCA (collectively, such non-excluded taxes are hereinafter called “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Purchaser, promptly, original tax receipts and other evidence satisfactory to the Purchaser of the payment when due of the full amount of such Taxes; and (d) except as otherwise expressly provided in Section 8(d) below, pay to the Purchaser such additional amounts (including all Taxes imposed by any Governmental Authority on such additional amounts) as may be necessary so that the Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.
(b)    In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any taxing authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement except such taxes imposed with respect to an assignment as a result of a present or former connection between Purchaser and the jurisdiction imposing such taxes (other than connections arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned any Purchased Asset or Program Document) (“Other Taxes”).
(c)    Seller shall indemnify the Purchaser for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided, that the Purchaser shall have provided Seller with evidence, reasonably satisfactory to the Seller, of payment of Taxes or Other Taxes, as the case may be.
(d)    Any Purchaser that is either (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” under the Code (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN-E or W-8ECI or any successor form prescribed by the IRS (or IRS Form W-8IMY, with IRS Form W-8BEN-E or W-8ECI attached), certifying that such Person is either (1) entitled to benefits under an income tax treaty to which the United States is a party which eliminates United States withholding tax under sections 1441 through 1442 of the Code on payments to it or (2) otherwise fully exempt from United States withholding tax under sections 1441 through 1442 of the Code on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States in either case, on or prior to the date upon which each such Foreign Purchaser becomes Purchaser. Each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Foreign Purchaser has failed to provide Seller and Agent with the appropriate form or other relevant document as expressly required under this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided under the first sentence of this Section 8(d) or except to the extent that, pursuant to this Section 8, amounts payable with respect to such taxes were payable to Purchaser’s assignor immediately before Purchaser became a party hereto) such Person shall not be entitled to “gross-up” of Taxes under Section 8(a) or indemnification under Section 8(c) with respect to Taxes imposed by the United States which are imposed because of such failure; provided, however, that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes. Upon the execution of this Agreement, the Purchaser that is a “United States person” within the meaning of the Code shall deliver to Seller a duly executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Unless Seller has received such forms or other documents or information as required by this Section 8(d) to establish Purchaser’s exception from backup withholding tax, Seller shall not be required to pay additional sums or indemnify Purchaser for any backup amount withheld.
(e)    If a payment made to Purchaser under this Agreement would be subject to United States federal withholding tax imposed by FATCA if Agent or Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of its tax returns or other information that they deem to be confidential or proprietary.
(g)    Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal and relevant state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Items and Purchased Assets and that the Purchased Items and Purchased Assets are owned by Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless otherwise required by law.

9.	SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT
(a)    Seller and the Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to the Purchaser a first priority security interest in the Purchased Assets and Purchased Items. Seller acknowledges and agrees that its rights with respect to the Purchased Assets and Purchased Items are and shall continue to be at all times junior and subordinate to the rights of the Purchaser hereunder. This Agreement is not intended to, and does not, novate the Original Agreement and Seller reaffirms that the existing security interest created by the Original Agreement and the Program Documents, as applicable, is and remains in full force and effect.
(b)    Seller hereby irrevocably constitutes and appoints the Purchaser and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to file such financing statement or statements relating to the Purchased Items or Purchased Assets as the Purchaser at its option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives the Purchaser the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and the Purchaser has elected to exercise its remedies pursuant to Section 18 hereof:
(i)    in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items or Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by the Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Items or Purchased Assets whenever payable;
(ii)    to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items or Purchased Assets;
(iii)    (A) to direct any party liable for any payment under any Purchased Items or Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items or Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items or Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Items or Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items or Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items or Purchased Assets as fully and completely as though the Purchaser were the absolute owner thereof for all purposes, and to do, at the Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things that Purchaser deems necessary to protect, preserve or realize upon the Purchased Items or Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
Seller also authorizes the Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.
The powers conferred on the Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Items and Purchased Assets and shall not impose any duty upon it to exercise any such powers. The Purchaser shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
(c)    Voting Rights. Subject to this Section, after the occurrence of an Event of Default that has not been waived or cured, Purchaser, as the holder of the Membership Certificate, shall exercise all voting and member rights with respect to the REO Subsidiary membership interests. Prior to the occurrence of an Event of Default that has not been waived or cured, RMS shall exercise all voting rights with respect to the REO Subsidiary membership interests.
(d)    Delivery of Access Termination Notice. The Purchaser hereby acknowledges and agrees that, with respect to the Collection Account, it shall not deliver an Access Termination Notice (as defined in the Collection Account Control Agreement) unless an Event of Default has occurred.

10.	CONDITIONS PRECEDENT
(a)    As conditions precedent to the effectiveness of this Agreement, Purchaser shall have received (or waived in writing) on or before the Effective Date (except as otherwise noted below) each of the following, in form and substance satisfactory to Purchaser and duly executed by each party thereto (as applicable):
(i)    Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;
(ii)    Certificates of an officer of each of RMS, REO Subsidiary and Guarantor attaching certified copies of RMS’s, REO Subsidiary’s and Guarantor’s respective consents or charter, bylaws and corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;
(iii)    A certified copy of a good standing certificate from the jurisdiction of organization of each of RMS, REO Subsidiary and Guarantor, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;
(iv)    An incumbency certificate of the secretary of each of RMS, REO Subsidiary and Guarantor certifying the names, true signatures and titles of RMS’s, REO Subsidiary’s and Guarantor’s representatives who are, if applicable, duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;
(v)    An opinion of RMS’s counsel (including RMS’s in-house counsel) as to such matters as Purchaser or Agent may reasonably request (including, without limitation, with respect to Purchaser’s first priority lien on and perfected security interest in the Purchased Assets and Purchased Items, a no material litigation, non-contravention, enforceability and corporate opinion with respect to RMS and REO Subsidiary, an opinion with respect to the inapplicability of the Investment Company Act to RMS, the REO Subsidiary and Guarantor, an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, each in form and substance acceptable to Purchaser and Agent); provided, that RMS’s in-house counsel shall be permitted to provide only the no material litigation, non-contravention and corporate opinions;1

_______________________________
1 NTD: Subject to ongoing discussion by RMS and its outside counsel. As discussed, this condition precedent can be satisfied by fresh opinions by RMS and its outside counsel or by bring down and reliance letters with respect to the previously delivered opinions. The opinion or bring down and reliance letter delivered by the General Counsel of RMS may only be used to satisfy the material litigation, non-contravention and corporate opinion requirement with respect to RMS. The fresh opinions or bring down and reliance letters delivered must cover the same scope of opinions as delivered at the initial closing, must permit reliance by Barclays Bank PLC, as purchaser and must bring down the opinions provided therein through the closing date of this amendment and restatement.

(vi)    RMS shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Initial Fee and any Transaction Fees then due and owing pursuant to Section 2 of the Pricing Side Letter, and any fees due and owing to the Verification Agent, in each case, in immediately available funds, and without deduction, set-off or counterclaim;
(vii)    A copy of the insurance policies required by Section 14(q) of this Agreement;
(viii)    Evidence that all other actions necessary to perfect and protect Purchaser’s interest in the Purchased Assets and Purchased Items have been taken, including, without limitation, the establishment of the Collection Account, and duly completed and filed Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Items and Purchased Assets on Form UCC1;
(ix)    Purchaser and/or Agent shall have completed the initial due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in their sole discretion;
(x)    Reserved.
(xi)    Any other documents reasonably requested by Purchaser or Agent.
(b)    As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions shall have been satisfied (or waived in writing):
(i)    Purchaser or Purchaser’s designee shall have received (or waived in writing) on or before the Purchase Date with respect to Eligible Assets that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the Purchaser and (if applicable) duly executed:

(A)
Seller shall have paid to the Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to the Purchaser in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)	The Seller Mortgage Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)
Such certificates, customary opinions of counsel or other documents as the Purchaser or Agent may reasonably request; provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by the Purchaser in its commercially reasonable judgment; provided further that Seller may provide such opinions of counsel or other documents to Purchaser within ten (10) Business Days following such Purchase Date;

(D)
Seller shall have paid to the Purchaser and the Purchaser shall have received the Transaction Fees in respect of such Transaction then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(E)
(x) With respect to an Eligible Asset that is an Eligible Mortgage Loan, an original Trust Receipt executed by the Custodian without exceptions; and (y) with respect to an Eligible Asset that is the REO Asset, a Custodian Loan Transmission (as defined in the Custodial Agreement) from the Custodian identifying that the Custodian has received an electronic copy of the REO Deeds relating to the REO Properties transferred to or obtained by the REO Subsidiary;

(F)	[reserved];

(G)	[reserved];

(H)	[reserved];

(I)
A duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, substantially in the form of Exhibit E, addressed to the Purchaser and Agent, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to the Purchaser and Agent prior to such Transaction and to the Custodian as part of the Mortgage File;

(J)
The Purchaser shall have received the Non-Utilization Fee or Stable Balance Fee, as applicable, then due and owing pursuant to Section 2 of the Pricing Side Letter in immediately available funds, and without deduction, set-off or counterclaim; provided that Purchaser may, in its sole discretion, net any unpaid Non-Utilization Fee or Stable Balance Fee, as applicable, from the proceeds of any Purchase Price paid by Purchaser to a Seller; and

(K)	evidence that such Mortgage Loan is fully insured by FHA.
(ii)    No Default or Event of Default shall have occurred and be continuing;
(iii)    The Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to the Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Purchaser to enter into Transactions with the applicable Pricing Rate;
(iv)    Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, all representations and warranties in the Program Documents shall be true and correct on the date of such Transaction (with the same force and effect as if made on such date) and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchaser;
(v)    The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed, as of any date of determination, the Maximum Aggregate Purchase Price;
(vi)    The Purchase Price for the requested Transaction shall not be less than $1,000,000 unless otherwise agreed;
(vii)    Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;
(viii)    The Purchaser shall have determined that all actions necessary to establish or maintain the Purchaser’s perfected security interest in the Purchased Assets and Purchased Items have been taken;
(ix)    The Purchaser or the Purchaser’s designee shall have received any other documents reasonably requested by the Purchaser;
(x)    There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof);
(xi)    To the Seller’s and the Purchaser’s knowledge, the FHA continues to hold permanent indefinite authority to obtain funds directly from the United States Treasury without additional congressional approval;
(xii)    None of the following shall have occurred and/or be continuing (it being understood that the Purchaser will make the following determinations consistent with those made with respect to similar borrowers or sellers under similar credit or repurchase agreements):

(A)
an event or events shall have occurred in the good faith determination of the Purchaser resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Purchaser not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)
an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Purchaser not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)
there shall have occurred a material adverse change in the financial condition of the Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of the Purchaser to fund its obligations under this Agreement.

(xiii)    If the Verification Agent is terminated by the Agent, or resigns, the selection and approval by the Agent of a successor Verification Agent (such approval not to be unreasonably withheld or delayed) and the assumption of the Verification Agent’s duties by such successor verification agent shall have become effective within forty-five (45) days of such termination or resignation.

11.	RELEASE OF PURCHASED ASSETS
Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset or REO Property pursuant to Section 3(f) hereof, unless a Margin Deficit or a Default shall have occurred and be continuing: (a) the Purchaser shall be deemed to have terminated any security interest that Purchaser may have in such Purchased Asset and Purchased Item or, in the case of the REO Asset, the REO Property subject to repurchase, (b) all of the Purchaser’s right, title and interest in such Purchased Asset or, in the case of the REO Asset, the REO Property subject to repurchase, shall automatically transfer to RMS, and (c) with respect to such Purchased Asset, the Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Sections 15 and 16(f)(ii), Seller shall give at least two (2) Business Days’ prior written notice to the Purchaser if such repurchase shall occur on any date other than the Repurchase Date. In the case of the REO Asset, Purchaser shall assign the REO Asset to RMS upon a repurchase of the REO Asset.
If such a Margin Deficit is applicable, the Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.	RELIANCE
With respect to any Transaction, the Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that the Purchaser reasonably believe to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.	REPRESENTATIONS AND WARRANTIES
Each Seller hereby represents and warrants to the Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to the Purchaser and Agent that:
(a)Due Organization, Qualification, Power, Authority and Due Authorization. (w) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (x) it has qualified to do business in each jurisdiction in which it is legally required to do so, (y) it has the power and authority under its certificate of incorporation, bylaws (or, in the case of the REO Subsidiary, its certificate of formation and the LLC Agreement) and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith and (z) this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.

(b)    Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the charter, by-laws, certification of formation or limited liability company agreement (as applicable) of RMS or REO Subsidiary or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which RMS or REO Subsidiary, the Purchased Assets or any of RMS’s or REO Subsidiary’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which RMS or REO Subsidiary, the Purchased Assets or Seller’s or REO Subsidiary’s Property is subject. Without limiting the generality of the foregoing, the consummation of the Transactions will not violate any policy, regulation or guideline of the FHA or result in the voiding or reduction of the FHA insurance in respect of any Mortgage Loan or REO Property, and such FHA insurance is in full force and effect or shall be in full force and effect as required by the Agency Guide.
(c)    Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting RMS or REO Subsidiary (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Program Documents or any material agreement or instrument to which RMS or REO Subsidiary is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of RMS or REO Subsidiary in connection herewith or would or could materially and adversely affect RMS’s or REO Subsidiary’s ability to carry out its obligations hereunder.
(d)    Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(e)    Financial Statements. The financial statements of RMS, copies of which have been furnished to the Purchaser and Agent, and the Guarantor, copies of which are publicly available, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of RMS as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year‑end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to RMS. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, RMS is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.
(f)    Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to the Purchaser or Agent, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s or Guarantor’s financial statements (when taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not materially misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.
(g)    No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non‑governmental Person, is required in connection with the execution, delivery and performance by Seller of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made.
(h)    Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by RMS or REO Subsidiary in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.
(i)    Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.
(j)    Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or the Purchaser.
(k)    Investment Company Act Compliance. Neither RMS nor any of its Subsidiaries (including the REO Subsidiary) is required to be registered as an “investment company” as defined under the Investment Company Act or is an entity “controlled by” an entity required to be registered as an “investment company” as defined under the Investment Company Act. REO Subsidiary (i) is not required to register under the Investment Company Act based upon the exemption provided by Section 3(c)(5)(C) of the Investment Company Act (although other exemptions or exclusions may be applicable), and (ii) is not a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the “Volcker Rule”.
(l)    Taxes. Each of RMS and REO Subsidiary has timely filed all federal and state tax returns that are required to be filed by it and has paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith and for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(m)    Additional Representations. With respect to each Eligible Mortgage Loan to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage File is delivered to Purchaser or the Custodian with respect to the Eligible Mortgage Loans and continuously while such Eligible Mortgage Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to the Purchaser, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.
(n)    No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for the Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for the Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
(o)    Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in the REO Asset or any individual Mortgage Loan or REO Property subject to a Transaction to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchaser or REO Subsidiary hereunder, and upon delivery of a Purchased Asset to Purchaser, Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.
(p)    Approvals. RMS has all requisite Approvals and RMS shall have provided evidence, satisfactory to the Purchaser and Agent, that RMS’s Approvals are in good standing.
(q)    Custodian. The Custodian is not an Affiliate of Seller.
(r)    No Adverse Actions. RMS has not received from the Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle the Agency to terminate, suspend, sanction or levy penalties against RMS, or a notice from the Agency, HUD or FHA indicating any adverse fact or circumstance in respect of RMS which the Agent reasonably determines may entitle the Agency, HUD or FHA, as the case may be, to revoke any Approval or otherwise terminate, suspend RMS as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any of the Agency, HUD or FHA, as the case may be, to terminate RMS, without any subsequent rescission thereof in such notice.
(s)    Affiliated Parties. Seller is not an Affiliate of the Custodian or any other party to a Program Document hereunder other than the Guarantor and the other Seller.
(t)    REO Subsidiary. The Membership Certificate represents 100% of the beneficial ownership of the REO Subsidiary, and the REO Subsidiary continues to hold legal title to all REO Property related to foreclosures of HECM Buyout Loans that are subject to a Transaction.
The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to the Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.	COVENANTS OF SELLER

Each Seller hereby covenants and agrees with the Purchaser and Agent as follows as to itself:
(a)    Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.
(b)    No Amendment or Compromise. Other than as contemplated by the Program Documents, none of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets (other than any curtailments imposed by HUD), any related rights or any of the Program Documents without the prior written consent of the Purchaser and Agent, unless such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency Guide; provided, that Seller shall promptly notify the Purchaser and Agent of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.
(c)    No Assignment; No Liens. Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or Purchased Items or any interest therein, provided that this Section 14(c) shall not prevent any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents.
Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or grant, create, incur, assume or permit to exist any Lien with respect to any of the Purchased Assets, the Mortgage Notes or any Property related thereto, including but not limited to the related Mortgages securing such Mortgage Notes and the proceeds of the Mortgage Notes, unless such Liens are the subject of an intercreditor agreement in form and substance satisfactory to the Agent, other than: (A) assignments to, and Liens granted to, the Purchaser herein or under the Program Documents; (B) Liens in connection with deposits or pledges to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the seller or any subsidiary; (C) liens for taxes, fees, assessments, and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (D) encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property and minor irregularities in title thereto which do not materially impair their use in operation of its business; (E) Liens in connection with hedging arrangements; and (F) any other Lien approved by Agent in its sole discretion.
(d)    No Economic Interest. Neither Seller nor any affiliate thereof will acquire any economic interest in or obligation with respect to any Purchased Asset that is a Mortgage Loan except for record title to the Mortgage relating to such Purchased Asset and the right and obligation to repurchase the Mortgage Loan hereunder.

(e)    Preservation of Purchased Assets. Seller shall take all actions necessary or, in the opinion of the Purchaser, desirable, to preserve the Purchased Assets and Purchased Items so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly completed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Items and Purchased Assets and cause the Purchased Items and Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items, Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or Purchased Assets or the Program Documents.
(f)    Maintenance of Papers, Records and Files.
(i)    Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian or released in accordance with the Custodial Agreement in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in the Purchaser’s or Custodian’s possession unless the Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial Agreement.
(ii)    For so long as either Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of the Purchaser.
(iii)    Upon reasonable advance notice from Custodian, Agent or the Purchaser, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its independent certified public accounts; provided, however, Seller shall be permitted to participate in such discussions with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.
(g)    Financial Statements and Other Information; Financial Covenants.
(i)    Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to the Purchaser. Seller or Guarantor, as applicable, shall furnish or cause to be furnished to the Purchaser and Agent the following:

(A)	Financial Statements.
(1)    As soon as is practicable, but in any event within ninety (90) days after the end of each fiscal year of RMS, the consolidated audited balance sheets of each of RMS and Guarantor and their respective consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of comprehensive income and changes in stockholders’ equity showing the financial condition of RMS and Guarantor and their respective consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to the Purchaser and Agent) of, an independent public accountant of national standing acceptable to the Purchaser and Agent and are to be accompanied by a letter of management in form and substance acceptable to the Purchaser and Agent;
(2)    As soon as is practicable, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of RMS and Guarantor, consolidated unaudited balance sheets and consolidated statements of comprehensive income and changes in stockholders’ equity and unaudited statement of cash flows, all to be in a form acceptable to the Purchaser and Agent, showing the financial condition and results of operations of RMS and Guarantor and their respective consolidated Subsidiaries, each on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (or in the case of the balance sheet, as of the end of the previous fiscal year, and in the case of the statement of stockholders’ equity, no comparative disclosure), certified by a financial officer of RMS or Guarantor (acceptable to the Purchaser and Agent), as applicable, as presenting fairly the financial position and results of operations of RMS and Guarantor and their respective consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;
(3)    As soon as is practicable, but in any event within forty-five (45) days after the end of each of the first two months of a fiscal quarter, consolidated unaudited balance sheets and consolidated statements of comprehensive income, all to be in a form acceptable to the Purchaser and Agent, showing the financial condition and results of operations of RMS and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, certified by a financial officer of RMS (acceptable to the Purchaser and Agent) as presenting fairly the financial position and results of operations of RMS and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;
(4)    [RESERVED];
(5)    Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by RMS or Guarantor or their respective consolidated Subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC; provided, however, that this clause (5) is deemed to be satisfied by RMS arranging for the Purchaser to receive automatic email notifications from Guarantor with respect to such items;
(6)    Promptly upon becoming available, copies of any press releases issued by RMS and copies of any annual and quarterly financial reports that RMS or Guarantor may be required to file with the SEC or any federal banking agency, or any report which RMS may be required to file with the SEC or any federal banking agency containing such financial statements, and other information concerning RMS’s or Guarantor’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC or such federal banking agency as may be promulgated from time to time; provided, however, that this clause (6) is deemed to be satisfied by RMS arranging for the Purchaser to receive automatic email notifications from Guarantor with respect to such items; and
(7)    Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of the Seller or Guarantor or their respective consolidated Subsidiaries as the Purchaser may reasonably request.

(B)	[RESERVED].

(C)	Other Information. Upon the request of the Purchaser or Agent, such other information or reports as the Purchaser or Agent may from time to time reasonably request.
(ii)    RMS, on a consolidated basis, shall comply with the following financial covenants:

(A)	RMS shall maintain a Tangible Net Worth of not less than $100,000,000.

(B)	At all times RMS shall have unrestricted cash and Cash Equivalents in an amount of not less than $20,000,000.

(C)	At no time shall the ratio of RMS’s Indebtedness (excluding non-recourse Indebtedness or any home equity conversion mortgage-backed security obligations) to Tangible Net Worth exceed 8:1.

(D)
As of each fiscal quarter end, the Reverse Segment Adjusted EBITDA, for the prior two consecutive fiscal quarters shall be greater than $1.00; provided, however, notwithstanding anything herein, any breach of this clause (D) shall not be considered an Event of Default, but each will result in a reduction in each Purchase Price Percentage of two (2) percentage points.

(iii)    Certifications. Seller shall execute and deliver a certification substantially in the form of Exhibit A attached hereto (i) within forty-five (45) days after the end of each of the first two calendar months of each fiscal quarter of RMS, (ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of RMS and (iii) within ninety (90) days after the end of each fiscal year of RMS.
(h)    Agency Reporting. RMS shall comply with the applicable reporting requirements of the Agency Guide and HUD.

(i)    Notice of Material Events. Seller shall promptly inform the Purchaser and Agent in writing of any of the following:
(i)    any Default, Event of Default by Seller or any other Person (other than Purchaser or Purchaser’s Affiliates) of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default by Seller or any other Person;
(ii)    any material reduction in the insurance coverage of RMS as required to be maintained pursuant to Section 14(q) hereof, or any other Person pursuant to any Program Document, with copy of evidence of same attached;
(iii)    the commencement of, or any determination in, any litigation, investigation (to the extent notice may be given), proceeding, sanctions or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority (or any other Person, but only with respect to material litigation), on the other which, in any case, could reasonably be expected to have a Material Adverse Effect with respect to the Seller;
(iv)    any change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;
(v)    any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;
(vi)    [RESERVED];
(vii)    any financial covenants a Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants Seller is obligated to comply with, in any case, under any repurchase agreement or other warehouse financing related to new origination mortgage loans, provided notice shall only be required if (A) such financial covenant is more favorable to the Purchaser than the financial covenant(s) set forth in this Agreement, considering the definitions and calculation of the financial covenant(s) for which notice and analysis is sought, or (B) a substantially similar financial covenant is not set forth in this Agreement;
(viii)    upon Seller becoming aware of any penalties, sanctions or charges levied, or threatened to be levied (which in the case of any penalties, sanctions or charges of a monetary nature, the amount of any such penalty, sanction or charge is material), against Seller or any change or threatened change in Approval status, or the commencement of any non-routine audit, investigation (to the extent notice may be given concerning any such audit or investigation), or the institution of any action or the threat of institution of any action against Seller by any Agency, or any supervisory or regulatory Governmental Authority (including, but not limited to HUD and FHA) supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller, notice of which is permitted to be given by Seller under applicable law, rule or regulation;
(ix)    any Change in Control of Seller, provided that such notice may be given in accordance with the period of time indicated in Section 14(p); or

(x)    upon Seller becoming aware of any termination or threatened termination by the Agency of the Custodian as an eligible custodian.
(j)    Maintenance of Approvals. RMS shall take all necessary actions to maintain its material Approvals (including any obtained after the date of this Agreement) at all times during the term of this Agreement. If, for any reason, RMS ceases to maintain any such Approval, RMS shall so notify the Purchaser and Agent promptly.
(k)    Maintenance of Licenses. Seller shall (i) maintain (or cause the Nominee to maintain, as applicable) all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing in each jurisdiction in which it is legally required to qualify to do business, (iii) comply in all material respects with all laws of each state in which it conducts business or any Mortgaged Property is located, and (iv) conduct its business in accordance with applicable law in all material respects.
(l)    Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
(m)    Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.
(n)    UCC3 Financing Statements. Seller shall take all actions necessary to maintain Purchaser’s first priority perfected security interest in the Purchased Assets.
(o)    Use of Custodian. Without the prior written consent of the Purchaser, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage File relating to the Mortgage Loans.
(p)    Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without providing the Purchaser and Agent with not less than forty-five (45) days’ prior written notice of such event; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.
(q)    Insurance. RMS shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, including without limitation, the insurance required to be obtained and maintained by the Agency pursuant to the Agency Guide, and will furnish the Purchaser and Agent on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. RMS shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as is required by the Agency.
(r)    Affiliate Transaction. Except as contemplated by this Agreement, without providing the Purchaser with not less than forty-five (45) days’ prior written notice of such event, Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any substantial Property or substantial assets to, or otherwise acquire any material Property or material assets from, or otherwise engage in any transactions with, any of its Affiliates (other than its Subsidiaries) unless the terms thereof are no less favorable to Seller, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.
(s)    Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to the Purchaser and Agent, change the date on which its fiscal year begins from its current fiscal year beginning date.
(t)    Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Mortgage Loan subject to a Transaction, RMS shall transfer such Servicing Rights to the Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan subject to a Transaction to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to the Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by the Purchaser or the termination of the Seller as servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows, if any, held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).
(u)    Audit and Approval Maintenance. RMS shall (i) at all times maintain copies of relevant portions of all final written Agency audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from the Agency, and (ii) provide copies of all such audits, examinations, evaluations, monitoring reviews and reports to the Agent in connection with any annual audit by the Agent.
(v)    REO Subsidiary Governing Documents. Neither the LLC Agreement nor the REO Subsidiary’s certificate of formation nor any other governing document of the REO Subsidiary may be amended without the Agent’s prior written consent.
(w)    Fees and Expenses. Seller shall timely pay to the Purchaser all actual out of pocket fees and expenses required to be paid by Seller hereunder and under any other Program Document to the Purchaser in immediately available funds, and without deduction, set-off or counterclaim in accordance with the Purchaser’s Wire Instructions.
(x)    Agency Status. Once RMS or any of its subservicers has obtained any status with any of the Agency’s mortgage loan pools for which RMS is issuer or servicer, RMS shall not take or omit to take any act that (i) would result in the suspension or loss of any of such status, or (ii) after which RMS or any such relevant subservicer would no longer be in good standing with respect to such status, or (iii) after which RMS or any such relevant subservicer would no longer satisfy all applicable Agency net worth requirements, if both (x) all of the material effects of such act or omission shall not have been cured by RMS or waived by the Agency before termination of such status and (y) the termination of such status could reasonably be expected to have a Material Adverse Effect.
(y)    Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.
(z)    Due Diligence. Seller will permit the Purchaser, Agent or their respective agents or designees, including the Verification Agent, to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide the Purchaser, Agent or their respective agents or designees, including the Verification Agent, with all loan files and other information (including, without limitation, RMS’s quality control procedures and results) reasonably requested by the Purchaser, Agent or their respective agents or designees, including the Verification Agent, and shall bear all costs and expenses associated with such due diligence.

15.	REPURCHASE OF MORTGAGE LOANS
Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to the Purchaser and Agent. Upon any such discovery by Purchaser, Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Eligible Mortgage Loans shall survive delivery of the respective Mortgage Files to the Purchaser or Custodian with respect to the Eligible Mortgage Loans and shall inure to the benefit of the Purchaser. The fact that the Purchaser have conducted or have failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Eligible Mortgage Loan shall not affect the Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Eligible Mortgage Loan of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from the Purchaser, at Purchaser’s option, repurchase such Eligible Mortgage Loan at a purchase price equal to the Repurchase Price with respect to such Eligible Mortgage Loan by wire transfer to the account designated by Purchaser.

16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION
(a)    RMS to Subservice.
(i)    Upon payment of the Purchase Price, the Purchaser shall own the servicing rights related to the Mortgage Loans including the Mortgage File. RMS and Purchaser agree and acknowledge that the Mortgage Loans sold hereunder shall be sold to Purchaser on a servicing-released basis, and that Purchaser is engaging and hereby does engage RMS to provide subservicing of each Mortgage Loan and REO Property for the benefit of Purchaser.

(ii)    So long as a Mortgage Loan is subject to a Transaction or an REO Property is owned by the REO Subsidiary, RMS shall neither assign, encumber or pledge its obligation to subservice the Mortgage Loans or REO Properties in whole or in part, nor delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of the Purchaser and Agent, the granting of which consent shall be in the sole discretion of Purchaser and Agent. RMS hereby acknowledges and agrees that (A) the Purchaser is entering into this Agreement in reliance upon RMS’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (B) RMS’s engagement hereunder to provide mortgage servicing for the benefit of the Purchaser is intended by the parties to be a “personal service contract” and RMS is hereunder intended by the parties to be an “independent contractor”.
(iii)    RMS shall subservice and administer the Mortgage Loans and REO Properties on behalf of the Purchaser in accordance with Accepted Servicing Practices. RMS shall have no right to modify or alter the terms of any Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan except in Strict Compliance with the related Agency Program. RMS shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans and REO Properties, and Agent may, at any time during RMS’s business hours on reasonable notice, examine and make copies of such Servicing Records. RMS agrees that the Purchaser is the 100% beneficial owner of all Servicing Records relating to the Mortgage Loans and REO Properties. RMS covenants to hold or cause to be held such Servicing Records for the benefit of the Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent’s request or otherwise as required by operation of this Section 16.
(b)    Servicing Term. RMS shall subservice such Mortgage Loans and REO Properties for a term of thirty (30) days commencing as of the related Purchase Date, which term may be extended in writing by Agent in its sole discretion, for an additional thirty-day period (each, a “Servicing Term”); provided, that the Purchaser and/or Agent shall have the right to immediately terminate the Servicer at any time following the occurrence of a Servicer Termination Event. If such Servicing Term is not extended by Agent or if the Purchaser or Agent has terminated RMS as a result of a Servicer Termination Event, RMS shall transfer such servicing to the Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(t). RMS shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If RMS should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Mortgage Loans or REO Properties, RMS shall promptly notify the Purchaser and Agent.
(c)    Servicing Reports. Within five (5) Business Days after the end of each month, and as requested by Purchaser and/or Agent from time to time, RMS shall furnish to the Purchaser, Agent and Verification Agent reports in form and scope satisfactory to the Purchaser, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) a summary report of all Mortgage Loans serviced by RMS and originated pursuant to the Agency Guide, HUD and/or FHA guidelines (on a portfolio basis) and all REO Properties serviced by RMS, in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries and (iii) any other information reasonably requested by Purchaser, Agent or Verification Agent.
(d)    Backup Servicer. The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, RMS shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to the Purchaser and Agent pursuant to Section 16(c) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. The Purchaser shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the applicable Mortgage Loans and/or REO Properties. RMS shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the applicable Mortgage Loans and/or REO Properties.
(e)    Collection Account. On or prior to May 22, 2017, RMS shall establish and maintain the Collection Account with the Bank in the Purchaser’s name for the sole and exclusive benefit of the Purchaser. The Servicer shall deposit or credit (or cause to be deposited or credited) to the appropriate Collection Account all amounts collected on account of the related Mortgage Loans and REO Properties within two (2) Business Days of receipt and remit such collections in accordance with Section 16(f) hereof. Following the occurrence and during the continuance of an Event of Default, such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of RMS (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in a Collection Account shall be distributed as provided in Section 16(f).
(f)    Income Payments.
(i)    Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, Income collected in respect of the Mortgage Loans shall be the Property of the Purchaser subject to subsections 16(f)(ii) and (iii) below. The Collection Account shall be subject to the terms and conditions of the Collection Account Control Agreement from and after the date of such Collection Account Control Agreement.
(ii)    Except as otherwise provided in Section 16(f)(iv), on the Monthly Payment Date, the Purchaser shall cause amounts deposited in its respective Collection Account to be released to RMS, which amounts shall be applied by RMS to (A) reduce outstanding Price Differential due and payable in respect of Purchased Assets for which the Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f) during the prior calendar month, (B) reduce the Repurchase Price for all outstanding Transactions, and (C) pay all other Obligations then due and payable to the Purchaser. Notwithstanding anything set forth in this Agreement, RMS can remit on a more frequent basis with the written consent of the Purchaser and the Agent.
(iii)    Notwithstanding anything herein or in the Collection Account Control Agreements to the contrary, RMS shall in no event be permitted to withdraw funds from the Collection Account to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith RMS cures such Margin Deficit in accordance with Section 7), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, RMS shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to the Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by Purchaser to reduce the related Repurchase Price.
(iv)    If a successor servicer takes delivery of such Mortgage Loans and rights to service such REO Properties either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the Collection Account shall be paid to the Purchaser promptly upon such delivery.
(g)    [Reserved].
(h)    With respect to each Eligible Mortgage Loan, RMS shall (i) (A) with respect to each Eligible Mortgage Loan subject to a Transaction occurring on or before May 22, 2017, revise or amend the current U.S. Department of Housing and Urban Development’s form for Single-Family Application for Insurance Benefits, as necessary, to remove all references relating to Sutton Funding LLC and “30565-0000-6” and (B) with respect to each Eligible Mortgage Loan subject to a Transaction occurring after May 22, 2017, complete the U.S. Department of Housing and Urban Development’s form for Single-Family Application for Insurance Benefits in its own name, (ii) ensure the details for such Mortgage Loan on the Home Equity Reverse Mortgage Information Technology (HERMIT) servicing system reflect that the Investor Name in the “Servicer Information” section provides RMS’s name, (iii) service such Mortgage Loan in Strict Compliance with all FHA requirements and (iv) deposit all FHA claims payments on such Mortgage Loan into the Collection Account of the Purchaser within two (2) Business Days receipt thereof.
(i)    Servicer Termination. Agent, in its sole discretion, may terminate RMS’s rights and obligations as subservicer of the affected Mortgage Loans and REO Properties and require RMS to deliver the related Servicing Records to Agent or its designee upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to RMS requiring such termination. Such termination shall be effective upon RMS’s receipt of such written notice; provided, that RMS’s subservicing rights shall be terminated immediately upon the occurrence of a Servicer Termination Event, regardless of whether notice of such event shall have been given to or by Agent, Purchaser or RMS. Upon any such termination, all authority and power of RMS respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Agent and Agent is hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans and REO Properties for such price and on such terms and conditions as Agent shall reasonably determine. RMS shall promptly take such actions and furnish to Agent such documents that Agent deems necessary or appropriate to enable Agent to enforce such Mortgage Loans and manage such REO Properties and shall perform all acts and take all actions so that the Mortgage Loans and REO Properties and all files and documents relating to such Mortgage Loans and REO Properties held by RMS, together with all escrow amounts relating to such Mortgage Loans and REO Properties, are delivered to the successor servicer, including but not limited to preparing, executing and delivering to the successor servicer any and all documents and other instruments, placing in the successor servicer’s possession all Servicing Records pertaining to such Mortgage Loans and REO Properties and doing or causing to be done, all at RMS’s sole expense. To the extent that the approval of the Agency is required for any such sale or transfer, RMS shall fully cooperate with Agent to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans and REO Properties shall be the Property of the Purchaser. The subservicing rights required to be delivered to the successor servicer in accordance with this Section 16(i) shall be delivered free of any servicing rights in favor of RMS or any third party (other than the Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of RMS other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans hereunder or remove the related REO Properties from the REO Subsidiary. No exercise by Agent or the Purchaser of their rights under this Section 16(i) shall relieve RMS of responsibility or liability for any breach of this Agreement.

17.	EVENTS OF DEFAULT
With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:
(a)    Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided Purchaser has tendered the related Purchase Price);
(b)    Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15;
(c)    Seller shall fail to (i) remit to the Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and, in the case of clause (ii), such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within two (2) Business Days (or, in the case of Section 14(k)(i) and (ii) hereof, ten (10) Business Days) of the earlier of (x) Seller’s receipt of written notice from Purchaser, Agent or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;
(d)    Any representation or warranty made by Seller or Guarantor (or any of Seller’s or Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been made or repeated (other than the representations or warranties in Exhibit B, which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan), which continues unremedied for a period of five (5) Business Days (or, in the case of Section 13(a)(w) and (x), ten (10) Business Days) after receipt of written notice, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchaser or Agent in its sole discretion to be materially false or misleading on a regular basis);
(e)    Seller, Guarantor, any of Seller’s Subsidiaries shall be in a continuing default under, or fail to perform as requested under, or shall otherwise breach the material terms of, in each case beyond any applicable cure period and which has not been waived, and with respect to (i) any warehouse, credit, repurchase, line of credit, financing, derivative, hedging or forward sale agreements or other similar agreement relating to any Indebtedness (other than Nonrecourse Debt)

in an amount greater than $5,000,000 between Seller, Guarantor, any of Seller’s Subsidiaries on the one hand, and any Person, on the other hand, (ii) any other agreement relating to any Indebtedness (other than Nonrecourse Debt) in an amount greater than $5,000,000 between Seller, Guarantor, any of Seller’s Subsidiaries, on the one hand, and any Person, on the other hand, or (iii) any other agreement (including, without limitation, the Program Documents), indebtedness, derivative or obligation entered into between Seller, Guarantor, any of Seller’s Subsidiaries and the Purchaser or any of their Affiliates;
(f)    Any Act of Insolvency of the Seller or Guarantor or any of their respective Affiliates;
(g)    Any final judgment or order for the payment of money in excess of $5,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchaser or Agent, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or Guarantor or any of Seller’s Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within the later of sixty (60) days from the date of entry thereof and the date specified therein and Seller or Guarantor or any of Seller’s Subsidiaries, as applicable, shall not, within said period, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(h)    Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor or any of their respective Affiliates, (ii) shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller’s Affiliates and such action could reasonably be expected to have a Material Adverse Effect or (iii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates as an issuer, Purchaser or a seller/servicer of Mortgage Loans or securities backed thereby and such action could reasonably be expected to have a Material Adverse Effect;
(i)    RMS shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii), or Guarantor shall fail to comply with any of the financial covenants set forth in the Guaranty or with the covenant set forth in Section 4 of the Pricing Side Letter;
(j)    Any Material Adverse Effect shall have occurred;
(k)    This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Purchased Items purported to be covered hereby;
(l)    A Change in Control of Seller shall have occurred that has not been approved by Agent;
(m)    Purchaser or Agent shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller, and such reasonable information and/or responses shall not have been provided within ten (10) Business Days of such request;

(n)    [RESERVED];
(o)    REO Subsidiary breaches any of its Separateness Covenants;
(p)    Change of Servicer without consent of the Agent;
(q)    [RESERVED];
(r)    Failure of Servicer to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially modified;
(s)    [RESERVED];
(t)    With respect to any Mortgage Loans sold to Purchaser hereunder, failure of RMS or Servicer to use its best efforts to cause FHA to make claims payments to the Servicer; and
(u)    With respect to any Mortgage Loans sold to Purchaser hereunder, failure of RMS to cause the Servicer to remit those FHA claims payments into the Collection Account within two (2) Business Days of receipt thereof.

18.	REMEDIES
Upon the occurrence of (i) an Event of Default (other than that referred to in Section 17(f)), the Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies and (ii) an Event of Default referred to in Section 17(f), the following rights and remedies shall immediately and automatically take effect without any further action by any Person.
(a)    (i)    The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to the Purchaser or Purchaser’s designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of the Purchaser.
(ii)    The Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as the Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as the Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to the Purchaser for any amounts that remain owing to the Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by either Purchaser in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.
(iii)    The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Purchaser may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate the Purchaser to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of the Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.
(iv)    The Purchaser may terminate the Agreement.
(b)    Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to its rights hereunder, the Purchaser shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchaser, any of Purchaser’s Affiliates or their designees (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. The Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations to Purchaser under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.
(c)    The Purchaser shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Purchaser such assignments as Purchaser shall request.
(d)    The Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser determines appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.
(e)    The Purchaser shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all costs and expenses incurred by the Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.
(f)    The Purchaser may, at its option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.
(g)    In addition to all the rights and remedies specifically provided herein, the Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.
Except as otherwise expressly provided in this Agreement, the Purchaser shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.
The Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of non-judicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited in the appropriate Collection Account promptly upon receipt thereof but in no event later than twenty-four (24) hours thereafter. Seller shall be liable to the Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchaser may sustain or incur in connection with hedging transactions relating to the Purchased Assets, conduit advances and payments for mortgage insurance.

19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of the Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. The Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.	USE OF EMPLOYEE PLAN ASSETS
No assets of an employee benefit plan subject to any provision of ERISA shall be used by any party hereto in a Transaction.

21.	INDEMNITY
(a)    RMS and REO Subsidiary agree, jointly and severally, to indemnify and hold harmless the Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, Taxes, increased costs and all other reasonable expenses including reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, solely relating to claims of third parties, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the Principal Balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against either Purchaser or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.
(b)    If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under the Program Documents.
(c)    Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS
Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.	REIMBURSEMENT; SET-OFF
(a)    Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Purchaser and Agent in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for the Purchaser and Agent with respect to advising the Purchaser and Agent as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s and Agent’s outside counsel) expended or incurred by the Purchaser, Agent and/or Custodian in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchaser, Agent (without duplication to Purchaser and Agent) and/or Custodian pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s and Agent’s outside counsel) expended or incurred by the Purchaser and Agent in connection with (a) the rendering of legal advice as to such party’s rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchaser under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchaser. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.
(b)    In addition to any rights and remedies of the Purchaser under this Agreement and at law, the Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any other agreement entered into between Seller or any of its Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller of any of its Affiliates. The Purchaser may also set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. The Purchaser agrees to promptly notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24.	FURTHER ASSURANCES
Seller agrees to do such further acts and things and to execute and deliver to the Purchaser or Agent such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by the Purchaser or Agent to carry into effect the intent and purposes of this Agreement, to perfect the interests of the Purchaser in the Purchased Assets or to better assure and confirm unto the Purchaser its rights, powers and remedies hereunder.

25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION
This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings among the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

26.	TERMINATION
This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination.

Seller’s obligations to indemnify Purchaser and Agent pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.	REHYPOTHECATION; ASSIGNMENT
(a)    The Purchaser may, in its sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Purchaser’s choice, in all cases subject to Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Purchaser shall have the right to assign to Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.
(b)    The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of the Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller and at no cost or expense to the Seller, the Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser’s or Agent’s choice, provided, however, that the Seller will continue to deal directly with the Purchaser and Agent following such assignment or participation, and, (i) with respect to any participation or (ii) any partial assignment pursuant to which Barclays Bank PLC assigns its rights and obligations as Purchaser, but not its rights and obligations as Agent, Agent is the only Person entitled to enforce the terms, conditions and provisions of this Agreement and the other Program Documents. The Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Purchaser or Agent hereunder, and (b) the Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the Purchaser or Agent which assumes the obligations of Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.
(c)    The Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to the Purchaser and/or Agent by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.	AMENDMENTS, ETC.
No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, the Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.	SEVERABILITY
If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.	BINDING EFFECT; GOVERNING LAW
This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS
SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON‑EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON‑EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING

AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32.	SINGLE AGREEMENT
Seller, the Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, the Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.	INTENT
Seller, the Purchaser and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.
It is understood that the Purchaser’s right to liquidate the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.
The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34.	NOTICES AND OTHER COMMUNICATIONS
Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by Electronic Transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:    Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: General Counsel

with a copy to: Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: Andrew G. Dokos
832 616 5815
Andrew.dokos@rmsnav.com

Walter Investment Management Corp.
345 St. Peter Street, Suite 1100
St. Paul, MN 55102
Attention: Cheryl Collins
651 293 3410
651 293 5746 (fax)
Cheryl.collins@walterinvestment.com

RMS REO BRC, LLC
c/o Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: General Counsel

if to Purchaser:    Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Ellen Kiernan
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: ellen.kiernan@barclays.com

with a copy to:    Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
700 Prides Crossing
Newark, Delaware 19713
Attention: Brian Kevil
Telephone: (302) 286-1951
Facsimile: (646) 845-6464
Email: brian.kevil@barclays.com

if to Agent:    Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Ellen Kiernan
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: ellen.kiernan@barclays.com

with a copy to:    Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
700 Prides Crossing
Newark, Delaware 19713
Attention: Brian Kevil
Telephone: (302) 286-1951
Facsimile: (646) 845-6464
Email: brian.kevil@barclays.com

or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.	CONFIDENTIALITY
Seller, the Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to the Purchaser, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to the Purchaser, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior

(if feasible) written notice to the Purchaser, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that Seller may file a version of the Pricing Side Letter that is redacted to omit the related pricing information (as mutually agreed to by Seller and the Purchaser) and shall submit a request (together with an unredacted version of the Pricing Side Letter) with the SEC and each applicable state securities office to keep such pricing information confidential. In the event that the SEC or applicable state securities office rejects such confidentiality request with respect to the Pricing Side Letter, Seller may file an unredacted version of the Pricing Side Letter with the SEC and any applicable state securities office, as applicable. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.
Notwithstanding anything in this Agreement to the contrary, Seller, the Purchaser and Agent shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement, including information relating to any Mortgage Loan that is not purchased hereunder and information relating to any other Mortgage Loans of Seller that is delivered to Purchaser or Agent by another lender under an intercreditor agreement or other agreement (the “Confidential Information”). Seller, the Purchaser and Agent understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller, the Purchaser and Agent shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of such party or any Affiliate of such party which that party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller, the Purchaser and Agent shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Upon request, Seller, the Purchaser or Agent, as applicable will provide evidence reasonably satisfactory to allow the requesting party to confirm that the non-requesting party has satisfied its obligations as required under this Section. Without limitation, this may include the requesting party’s review of audits, summaries of test results, and other equivalent evaluations of the non-requesting party. Seller, the Purchaser and Agent each shall notify the other immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the non-notifying party or any Affiliate of the non-notifying party provided directly to the notifying party by the non-notifying party or such Affiliate. The notifying party shall provide such notice to the non-notifying party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

36.	DUE DILIGENCE
The Purchaser, Agent, Verification Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and Guarantor, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets (including, but not limited to, any documentation related to Seller’s FHA servicing practices), and Seller agrees promptly to provide the Purchaser, Agent, Verification Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to the Purchaser, Agent and/or Verification Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that the Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to the Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that the Purchaser, Agent and/or Verification Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser, Agent and/or Verification Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Seller agrees to reimburse the Purchaser, Agent and/or Verification Agent for all reasonable out-of-pocket due diligence costs and expenses incurred pursuant to this Section 36.

37.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM
The Purchaser and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow the Purchaser and Agent, as applicable, to identify the Seller in accordance with the Act. Seller hereby represents and warrants to the Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to the Purchaser and Agent that:
(a)    (i) Neither the Seller, nor the Parent Company nor, to the Seller’s actual knowledge, any director, officer, or employee of the Seller or any of its subsidiaries , or any originator of a Purchased Asset is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”) or is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC; (ii) no Person on the OFAC Lists owns an equity interest in, directly or indirectly, or otherwise controls, the Seller, the Parent Company or any Originator; and (iii) to the knowledge of the Seller, none of the Purchaser or Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller.
(b)    (i) Seller will not knowingly conduct business with or engage in any transaction with any Obligor that the Seller or any originator of a Purchased Asset knows, after reasonable due diligence, (x) is named on any of the OFAC Lists or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of countrywide sanctions imposed by OFAC; (y) is owned, directly or indirectly, or otherwise controlled, by a Person named on any OFAC List; (ii) if the Seller obtains actual knowledge, after reasonable due diligence, that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns an equity interest in, directly or indirectly, or otherwise controls, the Obligor, or the Seller, as applicable, Seller will give prompt written notice to the Purchaser and Agent of such fact or facts; and (iii) the Seller will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non-compliance does not result in a violation of applicable law by any of the Purchaser or Agent and (y) will, upon Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 37.

38.	JOINT AND SEVERAL LIABILITY OF SELLERS
(a) Each of REO Subsidiary and RMS shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of REO Subsidiary and RMS as contained herein and the actions of any Person or third party shall in no way affect such joint and several liability.
(b) Notwithstanding the forgoing, each Seller acknowledges and agrees that a Default or an Event of Default is hereby considered a Default or an Event of Default by each Seller.
(c) Each of REO Subsidiary and RMS acknowledges and agrees that the Purchaser and Agent shall have no obligation to proceed against either REO Subsidiary or RMS before proceeding against the other. Each of REO Subsidiary and RMS hereby waives any defense to its obligations under this Agreement or any other Program Document based upon or arising out of the disability or other defense or cessation of liability of REO Subsidiary or RMS versus the other. A Seller’s subrogation claim arising from payments to Purchaser or Agent shall constitute a capital investment in another Seller (1) subordinated to any claims of the Purchaser or Agent, as applicable, and (2) equal to a ratable share of the equity interests in such Seller.

39.	EXECUTION IN COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

40.	CONTRACTUAL RECOGNITION OF BAIL-IN

Seller acknowledges and agrees that notwithstanding any other term of this Agreement or any other agreement, arrangement or understanding with Purchaser, any of Purchaser’s liabilities, as the Bank of England (or any successor resolution authority) may determine, arising under or in connection with this Agreement may be subject to Bail-In Action and Seller accepts to be bound by the effect of:

(a)    Any Bail-In Action in relation to such liability, including (without limitations):
(i)    a reduction, in full or in part, of any amount due in respect of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, Seller; and
(iii)    a cancellation of any such liability; and
(b)    a variation of any term of this Agreement to the extent necessary to give effect to Bail-In Action in relation to any such liability.

41.	COVENANT OF GUARANTOR.
Walter Investment Management Corp., as Guarantor, hereby covenants and agrees with Purchaser and Agent that, on and after the date hereof, if at any time there are any Obligations outstanding under the Agreement, it shall not permit or take any action that would cause the Aggregate Revolving Credit Exposure under and as defined in the Amended and Restated Credit Agreement, dated as of December 19, 2013 (as amended, supplemented or otherwise modified from time to time), among the Guarantor, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent, to exceed $20,000,000.

42.	NO WAIVER
The representations, warranties and covenants of the Seller, and the Purchaser’s and Agent's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser or Agent or by reason of the fact that the Purchaser or Agent knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser's waiver of any condition set forth in Section 10, as the case may be.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed to this Agreement by their respective officers thereunto duly authorized as of the date first above written.
REVERSE MORTGAGE SOLUTIONS, INC.,
as a Seller

By: /s/ Cheryl Collins
Name: Cheryl Collins
Title: Senior Vice President

RMS REO BRC, LLC
as a Seller

By: /s/ Cheryl Collins
Name: Cheryl Collins
Title: Manager

BARCLAYS BANK PLC, as Purchaser and Agent
By: /s/ George Van Schaick
Name: George Van Schaick
Title: Director

ACKNOWLEDGED AND AGREED WITH RESPECT TO SECTION 41:

WALTER INVESTMENT MANAGEMENT CORP., as Guarantor
By: /s/ Cheryl Collins
Name: Cheryl Collins
Title: SVP & Treasurer

ACKNOWLEDGED AND AGREED:

SUTTON FUNDING LLC
By: /s/ Ellen Keirnan
Name: Ellen Kiernan
Title: Vice President

Signature Page to Amended and Restated Master Repurchase Agreement

EXHIBIT A
MONTHLY CERTIFICATION
I, _______________________, _______________________ of [Reverse Mortgage Solutions, Inc.][RMS REO BRC, LLC] (“Seller”), in accordance with that certain Amended and Restated Master Repurchase Agreement (“Agreement”), dated May 22, 2017, by and among Barclays Bank PLC, [Reverse Mortgage Solutions, Inc.][RMS REO BRC, LLC] and Seller do hereby certify that:

(i)	To the best of my knowledge, no Default or Event of Default has occurred and is continuing[; and

(ii)	RMS has complied with each of the covenants set forth in Section 14(g)(ii), as evidenced by the worksheet attached hereto as Schedule One.]
[Signature Page Follows]

Capitalized terms used but not defined herein have the meanings assigned thereto in the Agreement.
IN WITNESS WHEREOF, I have signed this certificate.
Date:             , 201[    ]
[REVERSE MORTGAGE SOLUTIONS, INC.][RMS REO BRC, LLC]

By:_________________________
Name:
Title:

SCHEDULE ONE TO EXHIBIT A
FINANCIAL COVENANTS WORKSHEET

EXHIBIT B
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO MORTGAGE LOANS
Capitalized terms used but not defined in this Exhibit B have the meanings assigned to such terms in the Amended and Restated Master Repurchase Agreement, dated May 22, 2017 (the “Agreement”), by and among Barclays Bank PLC (“Agent” or “Purchaser”), RMS REO BRC, LLC (“REO Subsidiary”) and Reverse Mortgage Solutions, Inc. (“RMS” and, together with REO Subsidiary, the “Seller”). Each Seller hereby represents and warrants to the Purchaser and Agent that, for each Mortgage Loan sold by it to Purchaser as of the related Purchase Date and the related Repurchase Date and on each date that such Mortgage Loan is subject to a Transaction:
All information provided to the Purchaser or Agent by such Seller, including without limitation the information set forth in the Seller Mortgage Loan Schedule, with respect to the Mortgage Loan is true and correct in all material respects;
Such Mortgage Loan is an Eligible Mortgage Loan;
Such Mortgage Loan is owned solely by such Seller, is not subject to any lien, claim or encumbrance, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by such Seller, underwritten and serviced in Strict Compliance and has at all times remained in compliance with all applicable laws and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and any and all rules, requirements, guidelines and announcements of the Agency and the FHA, as the same may be amended from time to time;
The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to the Purchaser and the Agent against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of such Seller or the Nominee and its assigns, providing that such policy may not be canceled without prior notice to the applicable Seller. Any proceeds of such insurance shall be held in trust for the benefit of the Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;
Each Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney’s opinion of title acceptable to the Agency or by a policy of title insurance on a standard ALTA or similar lender’s form in favor of the applicable Seller or the Nominee and its assigns, subject only to exceptions permitted by the applicable Agency Program. The applicable Seller or the Nominee shall hold for the benefit of the Purchaser such policy of title insurance and, upon request of the Purchaser, shall immediately deliver such policy to Purchaser or to the Custodian on behalf of Purchaser;
Such Mortgage Loan is insured by the FHA under the National Housing Act and is not subject to any defect that would prevent recovery in full or in part against the FHA;
[Reserved];

[Reserved];
[Reserved];
There are no restrictions, contractual or governmental, which would impair the ability of RMS or Servicer from servicing the Mortgage Loans;
The original Mortgage in respect of each Mortgage Loan has been sent for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor;
The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with the Agency’s guidelines for such trusts;
[Reserved];
No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor that has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan;
[Reserved];
If such Mortgage Loan was pledged to another warehouse, credit, repurchase or other financing facility immediately prior to the related Purchase Date, (i) such pledge has been released immediately prior to, or concurrently with, the related Purchase Date hereunder and (ii) the Purchaser and Agent have received a Warehouse Lender’s Release Letter in respect of such Mortgage Loan;
Such Mortgage Loan has not been released from the possession of the Custodian, under Section 5 of the Custodial Agreement, to the applicable Seller for a period in excess of fifteen (15) calendar days (or if such fifteenth day is not a Business Day, the next succeeding Business Day) or such earlier time period as indicated on the related Request for Release of Documents, unless such Mortgage Loan has been released pursuant to an Attorney Bailee Letter (as defined in the Custodial Agreement);
Such Mortgage Loan has not been selected in a manner so as to adversely affect the Purchaser’s interests;
[Reserved];
[Reserved];
Except as allowable under the FHA HECM program, each Mortgage Loan has no future disbursement obligation and is secured by a first lien on an underlying property;
Final proceeds in respect of a sales-based claim have not been received by the date such proceeds are required to be received;
The Mortgage Loan is not secured by property located in (a) a state where the applicable Seller is not licensed as a lender/mortgage banker if such licensing is required or (b) a state that the Purchaser determines to be unacceptable, and provides thirty (30) days’ written notice to the applicable Seller because of a predatory lending or other law in such state;

[Reserved]; and
The Mortgage Loan relates to Mortgaged Property that consists of (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a cooperative or commercial property; and is not related to Mortgaged Property that consists of (a) mixed use properties, (b) earthen homes, (c) underground homes or (d) any dwelling situated on a leasehold estate.

EXHIBIT C
FORM OF TRANSACTION NOTICE
[insert date]
Barclays Bank PLC
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Ellen Kiernan

Re:
Amended and Restated Master Repurchase Agreement, dated May 22, 2017, by and among Barclays Bank PLC (“Agent” or “Purchaser”), RMS REO BRC, LLC [(“Seller”)] and Reverse Mortgage Solutions, Inc. [(“Seller”)]

Ladies/Gentlemen:
Reference is made to the above-referenced Amended and Restated Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein have the meanings given them in the Repurchase Agreement).
In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the undersigned Purchaser or Purchaser agree, to enter into a Transaction in connection with our delivery of Eligible Assets and all related Servicing Rights, on ____________________ [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Assets on the Seller Mortgage Loan Schedule attached hereto. The Principal Balance of the Eligible Assets is $________ and the Purchase Price to be paid by the [related] Purchaser for such Eligible Assets shall be ______ [insert applicable Purchase Price]. The [related] Purchaser shall transfer to the Seller an amount equal to $ _______ [insert amount which represents the Purchase Price of the Eligible Assets net of any related Initial Fee or any other fees then due and payable by Seller to the Purchaser or Purchaser pursuant to the Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) set forth in the spreadsheet attached hereto as Schedule 1.
The Eligible Mortgage Loans have the characteristics on the electronic file or computer tape or disc delivered by Seller to the [related] Purchaser with respect thereto in connection with this Transaction Notice.
The Seller hereby certifies, as of such Purchase Date, that:
(1)    no Default or Event of Default has occurred and is continuing on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;
(2)        each of the representations and warranties made by the Seller and Guarantor in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(3)        the Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and is in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect;
(4)        RMS has all requisite Approvals; and
(5)        the Seller has satisfied all applicable conditions precedent in Sections 10(a) and (b) of the Repurchase Agreement and all other requirements of the Program Documents.
The undersigned duly authorized officer of Seller further represents and warrants that (1) with respect to the applicable Eligible Mortgage Loans, the documents constituting the Mortgage Files (as defined in the Custodial Agreement) (the “Receipted Assets”), have been or are hereby submitted to Custodian and such required documents are to be held by the Custodian for the [related] Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for the [related] Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for the [related] Purchaser, and (4) upon the [related] Purchaser’s wiring of the Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, [such] Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from the Seller.
Seller hereby represents and warrants that (x) the Receipted Assets have a Principal Balance as of the date hereof of $__________ and (y) the number of Receipted Assets is ______.
Very truly yours,
[REVERSE MORTGAGE SOLUTIONS, INC.][RMS REO BRC, LLC]

By:
Name:
Title:
Acknowledged and Agreed:

BARCLAYS BANK PLC, as Purchaser
By:
Name:
Title:

SCHEDULE 1 TO TRANSACTION NOTICE
LIST OF REPURCHASE PRICES AND REPURCHASE DATES
[SEE ATTACHMENT]

EXHIBIT D
FORM OF GOODBYE LETTER
«Primary_Borrower»                    [_______] [__], 201[ ]
«Mailing_address_line_1»
«Mail_city», «Mail_state» «Mail_zip»
RE:    Transfer of Mortgage Loan Servicing
Mortgage Loan «Account_number»

Dear Customer:
Reverse Mortgage Solutions, Inc. is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to _______. This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.
Reverse Mortgage Solutions, Inc. cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to __________. Any payments received by Reverse Mortgage Solutions, Inc. after [Date] will be forwarded to _________________. ___________________ will be contacting you shortly with payment instructions. Please make future payments to:
________________________
Attn: ___________
[Address]

If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from _____________.
In [Date], you will receive a statement from Reverse Mortgage Solutions, Inc. reflecting the amount, if any, of the interest and taxes paid on your behalf in 201[ ]. A similar statement will be sent __________________ for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.
If you have any questions concerning your account through [Date], you should continue to contact Reverse Mortgage Solutions, Inc., at <Seller’s Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to ___________________Customer Service Department at 1‑800-_____________, Monday – Friday, 7 a.m. – 7 p.m. EST.
Sincerely,
Loan Servicing Department
Reverse Mortgage Solutions, Inc.

NOTICE OF ASSIGNMENT, SALE OR TRANSFER
OF SERVICING RIGHTS
You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.
The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.
Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.
This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).
During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.
Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to your loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:
___________________
[Address]
No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.
A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.
Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.
MIRANDA DISCLOSURE – For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.

D - 4

BANKRUPTCY INSTRUCTION – Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

EXHIBIT E
FORM OF WAREHOUSE LENDER’S RELEASE

(Date)
Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Ellen Kiernan

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019

Barclays Capital – Operations
700 Prides Crossing
Newark, Delaware 19713
Attention: Brian Kevil

Reverse Mortgage Solutions, Inc.
2727 Spring Creek Drive
Spring, Texas 77373

Re:    Certain Assets Identified on Schedule A hereto and owned by Reverse Mortgage Solutions, Inc.
Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Amended and Restated Master Repurchase Agreement, dated May 22, 2017, among Barclays Bank PLC, RMS REO BRC, LLC and Reverse Mortgage Solutions, Inc.
The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the mortgage loans described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt in the account identified below in immediately available funds of $__________________, representing a loan count of _________, in accordance with the following wire instructions:
[            ]

D - 5

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title:

[SCHEDULE A TO EXHIBIT E – LIST OF ASSETS TO BE RELEASED]

EXHIBIT F

[RESERVED]
EXHIBIT G
[RESERVED]

EXHIBIT H
FORM OF SELLER MORTGAGE LOAN SCHEDULE
[To be provided by Seller.]

65037.000103 EMF_US 62902856v5

E - 1